Trinseo Announces Executive Leadership Team Changes

-	Trinseo is restructuring its Executive Leadership Team (ELT) in a move specifically designed to create a more streamlined organizational structure that will help drive improved performance, value creation, and delivery of Trinseo’s transformation strategy. As a result, the ELT will reduce in size from twelve to nine members.

July 18, 2023

Trinseo (NYSE: TSE), a specialty material solutions provider, today announced a restructuring of its Executive Leadership Team (ELT) to accelerate the Company’s continued transformation as a provider of more sustainable, highly engineered, specialty materials and solutions. This new structure is focused on creating an environment that will further enable and enhance the Company’s strategic focus on strengthening transformative innovation, customer-centric solutions and increased sustainability across all its products and businesses.

The restructuring will include the departure of three members of the Executive Leadership Team and a corresponding reassignment of responsibilities for three existing members of the ELT. Francesca Reverberi, currently Senior Vice President, Chief Sustainability Officer, will take on added responsibilities as head of Engineered Materials, a position she has held previously in the organization.

Bregje (“Bee”) Roseboom-Van Kessel, whose previous role was as Senior Vice President, Plastic Solutions, will assume leadership of the combined Plastics Solutions and Polystyrene & Feedstocks business. James Ni, currently Senior Vice President, Latex Binders, will assume ownership for marketing and commercial excellence across Trinseo. Combined, these three individuals bring almost six decades of functional leadership experience and industry knowledge to the organization.

“Like so many in the chemicals industry, we continue to face unprecedented macroeconomic challenges, but we remain intensely focused on doing what we believe is necessary to help us continue our transformation journey so that we emerge even stronger when this unusual cycle ends. Irrespective of the current environment, these changes are absolutely aligned with our Company’s mission to strategically reinvent our organization and the products we provide our customers through bold, breakthrough innovation,” said CEO Frank Bozich. “Given their depth of knowledge and experience, with Francesca, “Bee” and James, we are in an excellent position to realize this mission and I have every confidence in their leadership,” added Bozich.

André Lanning, who previously held the position of Chief Commercial Officer will be leaving the organization to pursue other opportunities, as will Nicolas Joly, SVP, Polystyrene & Feedstocks and Jean-Luc Béal who held the position of SVP, Engineered Materials. After a short transition period, these changes will be effective August 1, 2023.

“I want to thank André, Nicolas and Jean-Luc for their leadership and commitment to excellence, and we will continue to build on their efforts to help move our organization forward,” said CEO Bozich.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s approximately 3,400 employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $5.0 billion in 2022. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," “believe,” "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully investigate and remediate chemical releases on or from our sites, make related capital expenditures, reimburse third-party cleanup costs or settle potential regulatory penalties or other claims; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; increased energy costs; our ability to successfully generate cost savings and increase profitability through asset restructuring initiatives; compliance with laws and regulations impacting our business; conditions in the global economy and capital markets; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Press Contact:
Trinseo
Brian Risinger Director, Corporate Communications
Tel : +1 704-460-1827
Email: brisinger@trinseo.com